UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Name of Registrant as Specified in Its Charter)

STILWELL ACTIVIST INVESTMENTS, L.P. STILWELL VALUE PARTNERS VII, L.P. STILWELL ACTIVIST FUND, L.P. STILWELL VALUE LLC JOSEPH D. STILWELL PAULA J. POSKON KERRY G. CAMPBELL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 19, 2019, the Stilwell Group issued the following press release:

THE STILWELL GROUP RECEIVES OVERWHELMING SUPPORT TO ELECT ALL THREE OF ITS NOMINEES TO WHEELER’S BOARD AT TODAY’S ANNUAL MEETING BASED ON PRELIMINARY VOTING RESULTS

The Stilwell Group Releases Joe Stilwell’s Remarks from Annual Meeting

NEW YORK, December 19, 2019 /PRNewswire/ -- The Stilwell Group (“Stilwell”), the largest shareholder of Wheeler Real Estate Investment Trust, Inc. (“Wheeler” or the "Company")(NASDAQ:WHLR, WHLRP, WHLRD), today announced that based on preliminary voting results from Wheeler’s Annual Meeting of Shareholders held today, Wheeler shareholders have elected all three of Stilwell’s director nominees, Joseph D. Stilwell, Paula J. Poskon and Kerry G. Campbell, to Wheeler’s Board of Directors. The results are expected to be certified in the coming days.

Stilwell also announced that it released the following remarks made by Joe Stilwell during today’s Annual Meeting:

“When the results are certified in the coming days, the legacy directors will likely have lost by a margin of better than 8-1 – which they richly deserved given their dirty campaign and their incompetence in discharging their duties.

Now that the board is largely cleaned-up, we’ll work to clean up management, straighten out the organization, and rationalize the corporate capital structure. Based on my discussions with the major shareholders, we all want to see this company returned to health and continue as a viable REIT. We’re willing to provide the time and support necessary to accomplish this goal.

My Group’s nominees now no longer represent The Stilwell Group; they represent the common shareholders of WHLR. We will work with the other newly elected directors and with Andy Jones to take all appropriate actions with the greatest possible dispatch.

Thank you.”

Investor Contact:

The Stilwell Group

Megan Parisi

(917) 881-8076

mparisi@stilwellgroup.com